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                      TRANSFER AGENCY AND SERVICE AGREEMENT

                            __________________, 2000

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

     In accordance with Article 10, Section 10.01 of the Transfer Agency and Service Agreement, dated October 8, 1993 (the "Agreement"), between Warburg, Pincus Institutional Fund, Inc., the predecessor of Credit Suisse Institutional Fund, Inc. (the "Fund") and State Street Bank and Trust Company (the "Bank"), the Fund hereby notifies the Bank of the Fund's desire to have the Bank render services as transfer agent under the terms of the Agreement with respect to the Cash Reserve Portfolio, the Global Telecommunications Portfolio, the High Yield Portfolio, the Long-Short Market Neutral Portfolio and the Major Foreign Markets Portfolio, each a series of Shares of the Fund.

     Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                            Very truly yours,

                                            CREDIT SUISSE INSTITUTIONAL
                                            FUND, INC.

                                            By:_______________________
                                                  Name:
                                                  Title:

Accepted:

STATE STREET BANK AND TRUST COMPANY

By:_______________________
   Name:
   Title: